NEWS  RELEASE                                            FOR  IMMEDIATE  RELEASE

   GENESIS BIOVENTURES ANNOUNCES 2004 ANNUAL REPORT DELAY AND RELEASES UNAUDITED
                            PRELIMINARY 2004 RESULTS

NEW YORK, NY, APRIL 18, 2005 - Genesis Bioventures, Inc. (AMEX:GBI) (GBI) today reported that its Annual Report on Form 10-KSB for the year ended December 31, 2004 was not filed by the deadline of Friday, April 15, 2005. The Company expects to file the 2004 annual report on or before May 15, 2005.

GBI explained that the delay in filing was caused by the termination of the proposed merger with Corgenix Medical Corporation (Corgenix) in January of 2005, which resulted in the collapse of a merger associated financing. GBI was forced to identify new funding sources based on a non-merger related structure. GBI has signed a letter of intent in this regard.

The Company's accountants as well as its auditors would not commence work on the year-end financial statements before past payments were received. An agreement was reached whereby the accountants would be engaged as auditors for the year-end financial statements. The Company filed an extension through Form 12b-25 for late filing of its year-end audited financial statements Form 10-KSB on March 30, 2005. Subsequent to filing Form 12b-25, GBI's accountants were found to be in a conflict of interest that would not permit them to perform the audit.

It was impossible for the Company to engage another firm at such a late date that did not have scheduling constraints and would be able to complete a review and report on the financial statements within the prescribed time period. GBI has now identified alternative auditors and is proceeding to an engagement.

GBI also today released the following unaudited preliminary financial information. The Company stressed that this information was unaudited and had not yet been completed, but that it was not aware of any issues that were likely to result in material adjustments to the amounts reported upon completion of the 2004 audit.


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

(UNAUDITED)                                                  2004          2003
INCOME STATEMENT DATA:
Amortization                                             $ 1,869,108   $ 1,880,315
Loss on foreign exchange                                      15,275        71,899
Investor relations
Stock-based compensation                                     239,671       434,136
  Incurred                                                     2,372        62,267
Legal and accounting                                         266,385       477,030
Listing and share transfer fees                              100,879        82,925
Management and consulting fees
  Stock-based compensation                                    44,594        27,500
  Incurred                                                   (39,300)      112,177
Office and miscellaneous                                      36,733        83,608
Rent and occupancy costs                                      56,499        86,875
Salaries and benefits
  Stock based compensation                                  (335,700)      388,550
  Incurred                                                   412,129       548,020
Telephone                                                     16,609        15,791
Travel and promotion                                          53,900        41,476
Research and development                                     339,548       367,964
Royalty fees                                                   5,000
Loss before other expense                                 (3,083,722)   (4,707,746)
Other income (expense)
  Other income                                                19,246       104,179
  Interest income                                                744
  Interest and bank charges
    Incurred                                                (409,418)     (179,015)
    Amortization of deemed discount                       (1,196,042)     (262,317)
  Gain on debt settlements                                       457       501,189
Net loss                                                 $(4,669,479)  $(4,542,786)
Net loss per common share, basic and diluted             $      0.15   $      0.17
Weighted average common shares outstanding                30,225,365    27,201,652

BALANCE SHEET DATA:
Current assets                                           $    59,389   $    92,905
Total assets                                               7,820,948     9,027,588
Current liabilities                                        4,751,953     3,680,750
Total liabilities                                          4,751,953     3,680,750
Shareholders' equity                                       3,068,975     5,346,838

THE COMPANY'S NET LOSSES CAN BE SUMMARIZED AS FOLLOWS:
                                                                2004          2003   Variances
Loss before other income (expense)                       $(3,083,722)  $(4,707,746)  $ 1,624,024
Other income (expense)                                    (1,585,757)      164,960    (1,750,717)
                                                         ------------  ------------  ------------
Loss for the period                                      $(4,669,479)  $ 4,542,786   $  (126,693)


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THE  LOSS BEFORE OTHER INCOME (EXPENSE) OF $3,083,722, a decrease of $1,624,024, compared to the 2003 loss of $4,707,746, reflects a lower level of operating activity as a result of financing, planning and executing the proposed merger with Corgenix. The major items contributing to the decrease were as follows:
- Investor relations are costs incurred by the Company for general financing services and investor relations. These costs of $242,043 incurred in 2004 showed a reduction of $254,360 compared to the previous years costs of $496,403 due to reduced activity during 2004 primarily as a result of the merger and financing negotiations.
- Legal and accounting costs of $266,385 incurred in 2004 were lower by $210,645 than the $477,030 incurred in 2003 primarily due to the increased activity during 2003 planning and executing the documentation for the merger.
- Management and consulting fees of $5,294 incurred in 2004 were lower by $134,383, than the $139,677 incurred in 2003, as a result of reduced activity planning the merger.
- Salaries and benefits incurred in 2004, of $412,129, were $135,891 less than $548,020 incurred in 2003 due to reduction in personnel. Salaries and benefits, stock based compensation is as a result of variable accounting after the repricing of stock options to officers, directors and employees. During 2004 the decline in the Company's stock price resulted in a recovery of $335,000, a reduction in cost of $724,250 compared to the expense of $388,550 incurred in 2003.

OTHER INCOME (EXPENSE) AMOUNTING TO $1,585,757 IN 2004 represented an increased cost of $1,750,717 compared to other income of $164,960 earned in 2003. The major items contributing to this increased cost were as follows:
- Interest and bank charges incurred and amortized, increased by $1,164,308 for 2004 due to the increase in the beneficial conversion features and discounts related to equity instruments issued along with the promissory notes. The fair value of the equity instruments issued along with the promissory notes is amortized to interest expense over the term to maturity of the promissory notes.
- Gain on debt settlements of $457 for 2004 is a decrease of $500,732 compared to the $501,732 earned in 2003 in preparation for the financing anticipated relating to the proposed merger.

LOSS PER SHARE WAS ($0.15) for the year ended December 31, 2004 compared to ($0.17) for 2003. The decrease in loss per share is due to the increased weighted average number of shares outstanding. The weighted average number of shares outstanding for the year ending December 31, 2004 was 30,225,365 compared to 27,201,652 for 2003.

THE COMPANY'S TOTAL ASSETS as at December 31, 2004 was $7,820,948 compared to total assets of $9,027,588 for 2003. The decrease of $1,206,640 was primarily due to the amortization of the Company's medical technology licenses of $1,807,988 reduced by a loan receivable granted to Corgenix of $470,000.

ABOUT  GENESIS  BIOVENTURES,  INC.
Genesis Bioventures, Inc. (GBI) is a biomedical development corporation focusing on the development and marketing of novel diagnostics. GBI's wholly owned subsidiary, Biomedical Diagnostics, LLC, specializes in the development of cancer diagnostics. The first product commercially available is the MSA as a screen for breast cancer risk. Further information on testing can be found on GBI's website. In addition, the Company has an equity interest in Prion Developmental Laboratories, Inc., (PDL) which specializes in the development of diagnostic tests to detect prion disease. PDL received United States Department of Agriculture (USDA) approval for its Chronic Wasting Disease (CWD) strip test. CWD is similar to Mad Cow Disease but affects deer and elk. More information on PDL can be accessed through GBI's website.

Statements in this press release that are not strictly historical facts are "forward looking" statements (identified by the words "believe", "estimate", "project", "expect" or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. The statements in this press release are made as of today, based upon information currently known to management, and the company does not undertake any obligation to publicly update or revise any forward-looking statements.

CONTACT:
GBI  Investor  Relations,  (604)  542-0820,  gbi@gnsbio.com,  www.gnsbio.com
                                             --------------   --------------
Aurelius  Consulting  Group,  (800) 644-6297, info@aurcg.com, www.runonideas.com
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